Exhibit 10.14
                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made and entered into as of this 29th day of June 29, 2001, by and between Michael Matrisciani ("Matrisciani" and/or "Executive"), and Capital Beverage Corporation, a Delaware corporation ("Capital" and/or "Company"). Executive's address is 1452-4 Forest Hill Rd, Staten Island, NY. Capital's address is 1111 East Tremont Avenue, Bronx, New York.

W I T N E S S E T H :
- - - - - - - - - -

     WHEREAS, Capital wishes to enter into an employment agreement with Executive for a period of three (3) years from June 29, 2001 through June 28, 2004 with options in favor of Executive to continue this Employment Agreement for an additional two (2) years; and

     WHEREAS,   Capital   agrees  to  employ   Executive   as  its  Director  of
Administration in accordance with the terms and conditions set forth below:

     1. TERM: Executive will be employed by Capital as the Director of Administration for a period of three (3) years from the date of this Agreement ("Effective Date") with options in favor of the Executive to continue this Employment Agreement for an additional two (2) years, as provided in Section 16.


     2. DUTIES AND RESPONSIBILITIES OF EMPLOYEE: The Executive shall serve as the Director of Administration of the Company and shall have such authority, duties and responsibilities that are consistent with those commonly given to an executive of the Company (which duties are executive in nature) and such additional authority, duties and responsibilities as may from time to time be conferred upon or assigned to theExecutive by or pursuant to authority delegated by the President of the Company which duties may include the performance of services for subsidiaries of the Company. The Executive shall devote all of his working time and efforts to the business and affairs of the Company and/or its subsidiaries. Reasonable travel outside the State of New York may be required in order to perform Executive's duties hereunder. Notwithstanding the foregoing, Executive shall be entitled to maintain other passive business interests or holdings that do not interfere with his ability to provide the services required hereunder.

     3. BASE SALARY: Capital will pay to Executive the base salary of One Hundred and Ninety Two Thousand ($192,000) Dollars per year, less such deductions as shall be required to be withheld by applicable law, payable in equal weekly installments over a period of three (3) years from the Effective Date, plus any extension of the agreement (as provided in Section 16).

     3.1 ADDITIONAL COMPENSATION: In addition to the base salary, Executive will receive the following additional compensation from the Company:

          a. Executive will participate in any stock option plan, 401(k) plan and other pension and benefit plans made available to other executive officers of the Company, as determined by the Board of Directors;

          b. Executive will receive reimbursement with respect to leased or owned vehicle payments, gas, tolls, parking, mileage and other automobile related expenses not to exceed $1,000 per month and subject to appropriate receipts being presented by Executive to the appropriate financial officer of Capital; c. Capital will continue to maintain in full force and effect the health and welfare coverage for the Executive and his family providing such benefits as were previously maintained by Prospect and/or Capital or any equivalent coverage through a different carrier; d. Capital will pay up to Five Hundred ($500) Dollars per month for Executive to lease and use a mobile or cellular telephone to be used in the course of the business of Capital and subject to appropriate receipts being presented by Executive to the appropriate financial officer of Capital; and e. Capital will reimburse Executive for up to $833 per month in travel and entertainment expenses incurred in the course of the business of Capital and subject to the Executive presenting to Capital's financial staff the proper and necessary receipts and documentation, as required by Capital.


     3.2 INCENTIVE BONUS. The Executive will be paid by the Company a cash incentive bonus, subject to the following terms and conditions:

          a. In addition to his other compensation set forth above, the Executive will receive a bonus payable on or before April 30, 2002 with respect to calendar year 2001, if and only if, for the calendar year 2001, Capital makes a net after tax profit of Five Hundred Thousand ($500,000) Dollars or more in the calendar year 2001 in connection with Capital's operations and sales conducted in the State of New York ("New York Area"), excluding, inter alia, all operations and sales in all other states. The bonus for the Executive will be calculated by paying the Executive 6.6666% of the net after-tax profit of the Company and its subsidiaries on a consolidated basis from operations and sales in the New York Area above Five Hundred Thousand ($500,000) Dollars net after tax profit. The Executive must remain in the employment of Capital through December 31, 2001 to be eligible to receive the bonus for the year 2001.

          b. In addition to his other compensation set forth above, the Executive will receive a bonus payable on or before April 30, 2003 with respect to calendar year 2002, if and only if, for the calendar year 2002, Capital makes a net after tax profit of Five Hundred Thousand ($500,000) Dollars or more in the calendar year 2002 in connection with Capital's operations and sales conducted in the New York Area, excluding, inter alia, all operations and sales in all other states. The bonus for the Executive will be calculated by paying the Executive 6.6666% of the net after -tax profit of the Company and its subsidiaries on a consolidated basis from operations and sales in the New York Area above Five Hundred Thousand ($500,000) Dollars net after tax profit. The Executive must remain in the employment of Capital through December 31, 2002 to be eligible to receive the bonus for the year 2002.

          c. In addition to his other compensation set forth above, the Executive will receive a bonus payable on or before April 30, 2004 with respect to calendar year 2003, if and only if, for the calendar year 2003, Capital makes a net after tax profit of Five Hundred Thousand ($500,000) Dollars or more in the calendar year 2003 in connection with Capital's operations and sales conducted in the New York Area, excluding, inter alia, all operations and sales in all other states. The bonus for the Executive will be calculated by paying the Executive 6.6666% of the net after-tax profit of the Company and its subsidiaries on a consolidated basis from operations and sales in the New York Area above Five Hundred Thousand ($500,000) Dollars net after tax profit. The Executive must remain in the employment of Capital through December 31, 2003 to be eligible to receive the bonus for the year 2003.

          d. In calculating the bonuses provided in (a), (b) and (c) above, the following shall apply:

               (i) The $500,000 threshold shall be prorated during any calendar year in which Executive has not been employed for the complete calendar year (ie., $250,000 of net after tax profits if Executive is employed from July 1, 2001 through December 31, 2001 in calendar year
          2001), other than in the case of termination of this Agreement for "cause" (as defined in Section 9(c) below);


               (ii) Sales and selling, general and administrative expenses of Capital attributable to the business conducted outside of the New York Area, shall be excluded from the calculation of the bonus;

               (iii) There shall be no reduction in computing net after tax profits with respect to the bonuses being paid to Monty Matrisciani and Daniel Matrisciani;

               (iv) The phone card business (Sales and all expenses) shall be excluded from the calculation of the bonus;

               (v) The calculations shall be determined by the Company auditor's in accordance with generally accepted accounting principles, unless otherwise specifically provided to the contrary in this Section 3.2(d);

               (vi) In computing the after tax profits herein, Capital shall apply the maximum amount of its net operating loss carry forwards as permitted pursuant to the rules and regulations of the Internal Revenue Code;

               (vii) All expenses (including extraordinary expenses) incurred as a result of the operations outside of the New York Area shall be excluded from the calculation of the bonus; and

               (viii) In computing the after tax profits herein, Capital shall not apply any amortization or depreciation expenses. (e) If this Agreement is extended pursuant to the provisions of Section 16, Executive shall be entitled to the cash incentive bonus provided in this Section 3 during such periods.


     4. BUSINESS EXPENSES: In the event that the Executive is required to expend money for travel or for any extraordinary expense relating to the business of Capital in excess of $833 per month (as provided in 3(e) above), the Executive must procure prior written authorization from Carmine N. Stella, President or Carol Russell, Secretary/Treasurer of Capital.

     5. VACATION  POLICY:  Executive  shall be entitled to paid vacation of four
(4) weeks per calendar year, pro rated as applicable for any partial year of employment. If Executive does not use his allotted vacation, he may carry any unused vacation over to the following years. Upon termination of employment, Executive shall not be paid for any unused vacation days.


     6. PERSONAL DAYS AND HOLIDAYS: Executive shall be entitled to be reimbursed for six (6) personal leave days per year (earned at the rate of 1 personal day for every 2 months of employment) and sick days in keeping with Capital's policy regarding executives. Executive shall be entitled to holidays in accordance with Capital's company policy.

     7. BEREAVEMENT LEAVE: Executive shall be afforded five (5) days bereavement leave in the event of the death of any member of his immediate family.


     8. SEVERANCE: If Executive ceases to be employed by Capital for any reason, Executive will receive four (4) weeks base salary for each year of service with Capital, which salary shall be paid within 1 week of termination of employment. Such payment will be pro-rated for the portion of Executive's first and final year of service, if any year is a partial year. Executive will receive severance pay only if Executive releases Capital of all claims. Notwithstanding the foregoing, nothing contained herein will waive the Executive's right to contest any termination and seek damages pursuant to the "Disputes and Arbitration Provision" in Paragraph 15, in which case the severance pay will not be paid until the matter has been resolved.

     9. TERMINATION: The Executive's employment hereunder may be terminated upon the following circumstances:

          (a) Death. The Executive's employment hereunder shall be terminated upon his death. Executive's base salary and other compensation shall cease on such date, but Executive's estate shall be entitled to payment of base salary and other compensation through the date of death plus the pro rated amount (as calculated in 3.2(d)(i) above) of his bonus provided under
     Section 3, if any.


          (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder for ninety (90) consecutive days or for an aggregate period of one-hundred-eighty (180) days during a consecutive period of twelve (12) months, the Company may terminate the Executive's employment hereunder. Upon termination for disability, Executive's base salary and other compensation shall cease on such date but Executive shall be entitled to payment of base salary and other compensation through the date of termination plus a pro rated amount (as calculated in 3.2(d)(i) above) of his bonus provided under Section 3, if any.

          (c) Cause. The Company (upon majority vote of the Board) may terminate the Executive's employment hereunder for "Cause". For purposes of this Agreement, "Cause" shall mean: (i) repeated violations by the Executive of the Executive's assigned duties (other than any such violations resulting from the Executive's incapacity due to physical or mental illness) and which are not remedied within ten (10) days after receipt of notice from the Company specifying such violations; or (ii) immediately, after any such actual violations after the issuance of a "Notice of Termination" (as defined in Section 9 (d) hereof which specifies the same violation in (i) above); (iii) a material breach by the Executive of any provision of this Agreement if such material breach has not been cured within ten (10) days after receipt of notice from the Company specifying such breach or (iv) any illegal act or acts of the Executive involving moral turpitude, embezzlement, misappropriation of property of the Company or any subsidiary thereof or any other act involving dishonesty or fraud with respect to the Company or any subsidiary thereof.


          (d) Any termination of the Executive's employment by the Company (other than termination pursuant to Section 9(a) hereof) shall be
     communicated   by  written  Notice  of  Termination  to  the  Executive  in accordance with Section 19 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.


          (e) "Date of Termination" shall mean the following: (i) if the Executive's employment is terminated by his death, the date of his death;
     (ii) if the Executive's employment is terminated pursuant to Section 9(b) hereof, ten (10) days after the Notice of Termination is given; (iii) if the Executive's employment is terminated pursuant to Section 9(c) hereof, the later of the date that the Notice of Termination is given and the date specified in the Notice of Termination.

          (f) If any third party shall bring an action against the Company, its subsidiaries, agents, servants, shareholders, directors, officers or employees due to an alleged breach of an employment agreement or violation of a non-compete agreement by Executive, the Company may give a Notice of Termination to the Executive terminating his employment on ten (10) days notice if Executive is ultimately found, by a court or tribunal of competent jurisdiction, to have violated such provisions. Executive hereby represents that he is not a party to any agreement of employment or agreement that restricts him from competition in any matter whatsoever.

          (g) If the Executive wishes to contest the right of the Company to terminate the Executive, the Executive may do so pursuant to the provisions of Paragraph 15, "Disputes and Arbitration."

          (h) Capital may not terminate Executive's employment without "cause" prior to the next annual meeting of shareholders of Capital.


     10. CONFIDENTIALITY: During the period of his employment and for a period of six (6) months from the Date of Termination hereunder, the Executive shall keep confidential and shall not divulge to any other party or use for the Executive's benefit, directly or indirectly, any and all private, secret and confidential information relating to such matters as the finances, methods of operation and competition, pricing, marketing plans and strategies, equipment and operational requirements and information of the Company, other than such information which (a) is or becomes generally available to the public other than as a result of a disclosure by Executive or (b) is required to be disclosed by law or by a judicial, administrative or regulatory authority.

     11. NON SOLICITATION OF EMPLOYEES: During the period of his employment and for a period of six (6) months from the Date of Termination hereunder, Executive shall not, either for his own account or for any person firm or company, solicit, interfere with or endeavor to cause any employee of the Company or any subsidiary of the Company to leave his or her employment or induce or attempt to induce any such employee to terminate or breach his or her employment agreement with the Company or any subsidiary of the Company. Executive shall not be bound by the provisions of this Section if either (a) Capital ceases operations, (b) Capital sells its business to a third party and Executive's employment is terminated prior to the expiration of the term, (c) Capital merges with another entity, is not the surviving entity and Executive's employment is terminated prior to the expiration of the term or (d) if Executive is terminated by Capital without "cause".


     12. NONSOLICITATION OF CLIENTS: During the period of his employment and for a period of six (6) months from the Date of Termination hereunder, Executive shall not solicit, induce or attempt to induce any past, current or future client of the Company or any subsidiary of the Company located within the New York Area, to cease or refrain from doing business in whole or in part with the Company or any subsidiary of the Company. Executive shall not be bound by the provisions of this Section if either (a) Capital ceases operation, (b) Capital sells its business to a third party and Executive's employment is terminated by such third party prior to the expiration of the term, (c) Capital merges with another entity, is not the surviving entity and Executive's employment is terminated by such other entity prior to the expiration of the term or (d) if Executive is terminated by Capital without "cause".


     13. INJUNCTIVE RELIEF: The remedy at law for any breach of this Agreement is and will be inadequate. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from soliciting employees or clients of the Company or any subsidiary or from disclosing, in whole or in part, the private, secret and confidential information described herein. Executive will be enjoined from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed or is threatened to be disclosed to any business described in Section 10 or from otherwise being connected with any business described in Sections 10, 11 or 12 or from otherwise violating the provisions of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach including the recovery of damages from Executive.


     14. SEPARATE COVENANTS: This Agreement shall be deemed to consist of a series of separate covenants. Executive expressly agrees that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date, that character, duration or geographical scope of this Agreement is unreasonable, then it is the intention and the such a manner as to impose only restrictions on the conduct of Executive which are reasonable in light of the circumstances as they then exist and as necessary to assure the Company or Executive of the intended benefit of this Agreement, enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from this Agreement.


     15. DISPUTES AND ARBITRATION: In the event that a dispute arises, including an alleged breach of this Agreement, and the parties are not able to resolve such dispute, then they shall submit their dispute to arbitration in the County and City of New York in accordance with the prevailing Labor Arbitration Rules of the American Arbitration Association. Additionally, any party may seek injunctive relief from any Court of competent jurisdiction in the City of New York or Long Island. Any party may enter any award made by the arbitrator as a judgment in any Court of competent jurisdiction, including State and/or Federal Courts located in the City of New York or Long Island. In the event that either party has to seek injunctive relief or any provisional remedy, the parties to this Agreement consent to jurisdiction in the Federal and/or State Courts located in the City of New York or Long Island. Nothing contained herein shall limit the right of the Company to seek immediate relief if injunctive relief is necessary to protect the Company's rights.

     16. OPTIONS:

          A. This Employment Agreement shall be automatically extended for one year from June 29, 2004 through June 28, 2005 unless Executive gives Capital at least thirty (30) days written notice pursuant to the Notice provision contained in Paragraph 19(B) of his intention to terminate this Employment Agreement on June 28, 2004.

          B. If this Employment Agreement is extended for the fourth year pursuant to Paragraph 16(A) above, this Employment Agreement shall be automatically extended for a second year from June 29, 2005 through June 28, 2006 unless Executive gives Capital at least thirty (30) days written notice pursuant to the Notice provision contained in Paragraph 19(B) of his intention to terminate this Employment Agreement on June 28, 2005.


          17. RELOCATION OF CAPITAL In the event that Capital moves its principal offices more than fifty miles from New York City, Long Island and Westchester, the Executive may at his election, upon twenty (20) days written notice, terminate this Employment Agreement. In such event, the Executive will continue to receive twenty-six (26) weeks of severance pay (base salary only) provided that the Executive executes full and complete General Releases to Capital in the form acceptable to Capital.


          18. RIGHT TO SET-OFF. Executive acknowledges that if it is adjudicated that Capital is entitled to payment due to its rights of indemnification from Executive pursuant to the terms of that certain Asset Purchase Agreement, dated as of May 4, 2001, between Capital, Prospect Beverage Inc. ("Prospect") and the shareholders of Prospect, that Capital may off-set and withhold any bonus payment payable to Executive hereunder. Capital may apply all of any bonuses towards repayment of Executive's indemnification obligations. Any of such bonuses that would otherwise be paid to Executive, shall be deposited into an escrow account (with a third party to be mutually agreed upon between Capital and Executive) pending the resolution of the matter.

          19.  MISCELLANEOUS:

               A. Advice of Counsel. The parties acknowledge and confirm that they have been advised by counsel as to the consequences of this Agreement and that they fully intend to be bound by these provisions and that their respective counsel have advised them that they believe that this Agreement is valid and binding on all parties.

               B. Notices. All notices made pursuant to the terms of this Agreement, shall be made in writing, sent by Express Mail or by Federal Express, or by personal delivery, to the parties at the following addresses:




                    a. If to Prospect or to any or all of the  Matriscianis,  or
               to the Prospect Shareholders,  notices to be sent to:

                                (i)   Michael Matrisciani
                                      1452-4 Forest Hill Road
                                      Staten Island, NY 10304

                                       -and-

                                (ii)  Barry Wadler, Esq. at
                                      630 Third Avenue
                                      New York, New York 10017

                    b. If to Capital, notices to be sent to:

                                 (i)  Mr. Carmine Stella
                                      Capital Beverage Corp.
                                      700 Columbia Street
                                      Erie Basin, Building 302
                                      Brooklyn, New York 11231-1919

                                       -and-

                                 (ii) William J. Dealy, Esq.
                                      Dealy & Trachtman, LLP
                                      225 Broadway, Suite 1405
                                      New York, New York 10007-3001

          C. Construction. This Agreement is made in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York;

               i. The parties agree that the language of this Agreement shall not be interpreted against the drafter; and

               ii. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.


          D. Headings. The headings in this Agreement are solely for convenience and shall be given no effect in the interpretation of this Agreement.

          E. Waiver. Waiver by any party of any breach or its failure to exercise any right under this Agreement shall not be deemed a continuing waiver or a waiver of any subsequent breach or right. The failure of any party to take action at the earliest possible time to redress any such breach or to exercise any such right shall not deprive such party of the right to take action at any subsequent time while such breach or condition giving rise to such right continues.

          F. Severability. If any provision of this Agreement shall be held invalid or unlawful, such invalidity shall not affect the other provisions hereof, and to this extent the provisions of this Agreement are intended to be and shall be deemed severable.

          G. Binding. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

          H. Entire Agreement. This Agreement contains the full agreement of the parties hereto concerning the subject matter hereof. This Agreement shall not be modified, amended, altered, discharged or terminated, except pursuant to a writing signed by the party(ies) charged hereof all prior representations, promises or discussions are merged and superseded by this written contract.

CAPITAL BEVERAGE CORP.

BY: /s/ Carmine N.  Stella
        ------------------
        Carmine N. Stella
        President


EXECUTIVE:

BY:/s/ Michael Matrisciani
       -------------------
       Michael Matrisciani